Exhibit 10.3

PJMG

April 1, 2023

Fly-E Group

136-40 39th Ave, Flushing, NY 11354

Dear MR. Andy:

Thank you for selecting us to assist your business. The purpose of this letter is to confirm the terms of our engagement and the services we will provide. You received this letter because we understand you are the person responsible for the business matters of the corporation.

OBJECTIVE OF ENGAGEMENT

It is our understanding that the Company is a public listing company on Nasdaq. We will assist in conjunction with the Company’s after IPO consulting services, while PJMG’s work may involve analysis of accounting, business and other related records, this engagement is not considered to be an audit, review, or compilation services in accordance with generally accepted auditing standards in the United States or the standards of the Public Company Accounting Oversight Board.

SERVICES

We will adopt the following approach to assist the Company to complete the review processes. PJMG and the Company’s key personnel will work together to accomplish the main work results of every step.

1.	After IPO, compliance consulting services related to accounting, financial, and management.

2.	After IPO, follow on fund raising and investors relationship management.

3.	After IPO, oversea market planning and development.

PJMG

We do not undertake to, and will not, provide any opinion or form of assurance on the financial statements we assemble in connection with these services and, accordingly, we do not undertake to make inquiries or perform other procedures to verify, corroborate, or review information supplied to you. Our engagement to assemble financial statements cannot be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcation that may exist.

The Company is responsible for the presentation of the accounting records on the Company; and for selecting the accounting policies and determining that such accounting policies are appropriate for its purposes. The Company is also responsible for making all management decisions and performing all management functions, including monitoring ongoing activities; for designating an individual with suitable skill, knowledge, or experience to oversee the services we provide; and for evaluating the adequacy and results of those services and accepting responsibility for them.

Responsibilities of Management and PJMG

The Company confirms that the definition and scope of the services detailed in this engagement letter are agreed by the Company to be sufficient to meet its needs, and that the Company is responsible for the results to be achieved from using the services and any deliverables.

It is the Company's responsibility to determine the procedures deemed necessary in connection with its compliance with relevant SEC rules, to execute those procedures and to assess the adequacy and the results of such procedures thereof.

We provide no opinion or other form of assurance with respect to the Company’s compliance with the relevant SEC rules, or your procedures. We make no representation as to whether the Company’s procedures are sufficient for its purposes. Our services should not be taken to supplant inquiries and procedures that the Company should undertake for purposes of obtaining and using the information necessary in connection with the Company’s compliance with the provisions of the relevant SEC rules.

PJMG

The Company is ultimately responsible for deciding whether or not to adopt any of our recommendations, as well as for the implementation of any recommendations accepted by management. The Company is ultimately responsible for the on-going maintenance of the appropriateness and effectiveness of these processes.

The Company’s management and personnel need to be able to continually monitor and enhance the Company's controls. Thus, it is vital that there is full involvement of the Company’s personnel in the project and that they take leadership in the completion of documentation, testing and reporting as required. That is, the Company must utilize its own personnel to establish a regular system of self assessment and monitoring of its controls related to the preparation of financial statements.

SERVICES TO DATE

Any services performed by PJMG in connection with this engagement prior to this engagement letter, including any invoices sent or payments made by the client, shall be subject to the terms of this agreement in the same manner as if they were performed after the date this agreement is executed.

ADDITIONAL SERVICES

Any additional services that you may request, that we agree to provide, may be the subject of separate written agreements, either in the form of a separate engagement letter or as an amendment to this engagement letter. In the absence of any other written communication from us documenting such additional services, our services will continue to be governed by the terms of this engagement letter.

LIMITATION OF SERVICES

We will not perform management functions or make management decisions for client. However, we may provide advice, research materials, and recommendations to assist client’s management in performing its functions and making decisions. Our role is not to perform on-going monitoring activities or control activities that affect the execution of transactions or ensure that transactions are properly executed. Our role in this engagement is to review the activities performed by management and report deficiencies and provide recommendations for improvement. Client’s management will have the ultimate responsibilities for determining which recommendations will be implemented and to evaluate the adequacy and results of the service performed and accept responsibility for the results of the services.

PJMG

MR. Andy will be the individual designated by management to oversee our services in this regard.

CLIENT ASSISTANCE IN SUPPORT OF SERVICES

Certain documentation and information will be requested by us during the course of this engagement in order for us to complete the engagement objectives as you may outline to us. The client agrees that all records, documentation, and information requested by us in connection with this engagement will be made available to us (including those pertaining to related parties), that all material information will be disclosed to us, and that we will have the full cooperation of your personnel.

If we believe that failure to make reasonably requested information available prohibits us from making conclusions in accordance with engagement objectives, we will so notify you. In such event, you will not hold us responsible and all fees and expenses will be paid to us in accordance with the terms of the engagement.

ASSUMPTIONS AND REPRESENTATIONS

In performing our services, we will rely on the accuracy and reliability of data obtained from the client. As part of this engagement, we will not audit, review or compile financial statements, and we will not express an opinion of any form of assurance on them. Any written reports that we prepare are to be used only in connection with engagement hereunder and may not be distributed to outside parties, published or used in any other manner without the written consent of PJMG ACCOUNTING & TAX LLC. Our engagement cannot be relied upon to disclose fraud or other illegal acts that may exist.

PJMG

ACCESS TO WORKING PAPERS

All working papers and other documents prepared or received by us pursuant to this engagement will be maintained by us as confidential material in accordance with the terms hereof. Any working papers that we compile in connection with this engagement are the property of PJMG. We currently retain working papers for seven years from the completion of the engagement. After such time, working papers are properly disposed of. We are not responsible for the retention of Client's original records

CONFIDENTIALITY

As a client of the firm, you can feel confident that we are committed to safeguarding your personal information, using internal policies, procedures, and safeguards reasonably appropriate for the information we receive. We may from time to time, and depending on the circumstances, share confidential information with third-party service providers; any such third-party service provider will be required to maintain the confidentiality of your information.

ELECTRONIC COMMUNICATION AND DISSEMINATION

In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they were intending, we cannot guarantee or warrant the e-mails from us will be properly delivered and received by addressee. In that regard, you agree that we shall have no liability for any loss or damage resulting from the use of e-mail transmissions.

With regard to the electronic dissemination of any financial statements or tax returns, including documents published electronically or on your Internet website, you understand that electronic sites are a means of distributing information and, therefore, we are not required to read the information contained in those sites or to consider the consistency of other information in the electronic site with the original document.

PJMG

INDEMNIFICATION

Client agrees to indemnify, hold harmless, and defend PJMG ACCOUNTING & TAX LLC, its members, employees, agents, shareholders, affiliates, officers, and assigns against any and all losses, claims, damages, liabilities and costs (including, without limitation, legal and other expenses in investigating or defending claims or in giving testimony or in furnishing documents) relating to or arising out of PJMG's services or any transaction resulting there from. This indemnification clause shall not apply to the extent any such loss, claim, damages, liabilities, expenses or costs are found in the final judgment by a court to have resulted from PJMG's own negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this agreement.

In the event that we are compelled by any subpoena, Court Order, or other legal authority to produce documents related to this engagement, whether originally received from the Client or generated by us in performing services related to this engagement, Client agrees to reimburse us for reasonable administrative and legal costs incurred in connection with the collection, review, and production of any such documents, as well as time spent responding to any subpoena or providing testimony.

LIMITATION OF LIABILITY

Client agrees that any liability of PJMG arising out of the services provided under this agreement is limited to the lesser of actual damages incurred or the amount of the fee paid for the specific service from which the claimed damages arose. Client agrees to release all known or unknown claims, matters beyond the scope of the retention for preparation of services, or any wrongdoing which already occurred. However, this limitation shall not apply in the event. However, PJMG is adjudged to have acted willfully or to have been grossly negligent. In no event shall PJMG or its personnel be liable to you for any punitive, consequential, lost profits, or benefitof-the-bargain damages in connection with the services provided under this agreement.

FEES

We have estimated the fees for the aforementioned services to be $45,000 for the first month and from the second month the fees will be $15,000. The payments are due upon presentation of invoices from PJMG.

PJMG

Our fees for these services will be computed at our standard hourly rates based upon the time required together with any out-of-pocket expenses. The fee estimate is based on anticipated cooperation from the Company’s personnel, timely responses to our inquiries, timely communication of all significant accounting and financial matters, and the assumption that unexpected circumstances will not be encountered during the work performed. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation. Service charges may be applied to past due balances at 1% per month.

Such payments will be made into an account designated by PJMG.

Currently our standard hourly billing rates are as follows:

Partners $ 375 - $ 450

Managers 275 - 325

Staff 150 - 250

These rates are subject to change from time to time.

Any additional services that may be requested and we agree to provide, will be the subject of separate arrangements.

TERM AND TERMINATION

Either party may terminate this agreement upon 30 days' notice to the other party. In the event that we choose to terminate our services for cause, Client shall be obligated to pay us for all services and charges accrued through the date of termination irrespective of whether we have concluded our engagement or rendered a report. Should you terminate this engagement prior to having paid PJMG an amount equal to the value of the services we have performed up to the date of termination, you agree to promptly remit any balances due. Our fee for the services described will be standard billing price plus out-of-pocket expenses. All invoices are due and payable upon presentation. To the extent permitted by state law, an interest charge will be added to all accounts not paid within thirty (30) days.

PJMG

COMPLETE AGREEMENT

This engagement letter represents the entire agreement between PJMG and the Client regarding the terms of the engagement, and supersedes all prior agreements, proposals, understandings, negotiations, promises, and notifications. The Client agrees that this engagement letter shall not be amended or modified in any respect, nor shall any provisions of the engagement letter be waived, except by an instrument in writing signed by the party against whom enforcement is sought.

SEVERABILITY

Any term or provision of this Agreement that is invalid or unenforceable in any situation, in any jurisdiction, shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

NON ASSIGNMENT & INTENDED RECIPIENT

Our engagement hereunder is to be performed solely for the benefit of Client and no other person or entity is intended to have any rights under, or to be able to enforce the terms of, this agreement. Accordingly, unless otherwise agreed to in a writing signed by us, the services provided, and any work product resulting from those services, are not intended to benefit, be used by, or relied upon by anyone other than the listed clients.

GOVERNING LAW

This agreement, and any disputes that may arise out of the services provided under this agreement, shall be governed by the laws of the State of New York, without regard to choice of law principles. Any action arising out of the services provided under this agreement shall be commenced in the Supreme Court of the State of New York in the County of Nassau or the County of New York, or in the United States District Court for the Southern or Eastern District of New York.

ACKNOWLEDGEMENT

We believe the foregoing correctly sets forth our understanding, but if you have any questions, please let us know. Several technical terms and phrases have been used herein: we presume you to understand their meaning or that you will notify us otherwise so that we can furnish appropriate explanations.

PJMG

To affirm that this letter agrees with your understanding of the terms of our engagement, please sign the enclosed copy in the space indicated and return it.

We appreciate your confidence in us.

Sincerely,

/s/ Steven Guo
Steven Guo, Partner

PJMG
40 Wall St, New York

Accepted By:	/s/Zhou ou
Title	CEO
Date:	4/1/2023
Business name:	Fly-E Group, Inc
Business address:	136-40 39th Ave, Flushing, NY 11354